                                                                   EXHIBIT 10.14

                         MANAGEMENT SERVICES AGREEMENT
                         -----------------------------

     This Agreement, dated as of January 29, 1999, is by and between Caterpillar Inc., a corporation organized and existing under the laws of Delaware, having offices at 100 Northeast Adams, Peoria, Illinois (hereinafter referred to as "Caterpillar") and A.S.V., Inc., a corporation organized and existing under the laws of Minnesota, having offices at 840 Lily Lane, Grand Rapids, Minnesota (hereinafter referred to as "ASV").

     WHEREAS, ASV desires to obtain certain management, administrative, and technical services from Caterpillar as described below; and

     WHEREAS, Caterpillar is willing to provide or cause to be provided such certain services to ASV in accordance with the terms set forth below;

     NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties agree as follows:

     1.  Definitions.

     1.1 "Affiliate" shall mean any person (individual, corporation, partnership, limited liability company or other entity) that directly or indirectly controls, is under common control of or is controlled by either party to this Agreement. For the purposes of this definition, "control" shall mean the direct or indirect ownership of fifty percent (50%) or more of the voting shares or capital of such person.

     1.2 "Field of Activity" shall mean the development, manufacture, production and commercial distribution of Products.

     1.3 "Products" shall mean ASV's line of all-terrain vehicles, including replacement parts and attachments therefor.

     1.4  "Services" shall mean the services described in Section 2 hereof.

     1.5 "Term of this Agreement" shall mean the period set forth in Section 8 hereof.

     2. Description of Services. While this Agreement is in effect, Caterpillar shall make available to ASV the following Services in connection with the Field of Activity:

     2.1  Management Support and Commercial Development Services.

          (a) General management support in connection with the day-to-day operation of ASV's business; and

          (b) Commercial development and marketing research services, including, without limitation, advice concerning and collection and analysis of information relating to the market for ASV's Products and services.

     2.2  Administrative Services.

          (a)  Financial Services.   Treasury, control and planning services, to
     assist ASV with respect to accounting, control and other financial matters.

          (b) Miscellaneous. Such other miscellaneous administrative services as Caterpillar and ASV may mutually agree upon in writing.

     2.3 Manufacturing and Engineering Services. Manufacturing and engineering services, including, but not limited to, manufacturing assembly process improvement, quality assurance services, new product introduction methods and procedures, consultation concerning intellectual property protection techniques, inventory management services, and advice concerning purchasing techniques.

     3.  Requests; Timing of Services; Personnel.

     3.1 ASV may request Services under this Agreement by written request addressed to Caterpillar, signed by an officer of ASV.

     3.2 Caterpillar shall provide Services under this Agreement in a reasonably prompt manner after receipt of ASV's request, subject to the reasonable availability of personnel possessing the skills, expertise and experience required to fulfill ASV's request. Caterpillar's Services shall be the equivalent of similar services provided by Caterpillar personnel to Caterpillar's internal divisions and Affiliates.

     3.3 All Caterpillar personnel assigned to perform Services under this Agreement shall report directly to and follow all reasonable and lawful instructions of the Chief Executive Officer of ASV or his designee. All Caterpillar personnel performing Services under this Agreement shall be compensated by and shall remain employees of Caterpillar.

     3.4 ASV shall provide Caterpillar's personnel performing Services hereunder with office and other facilities and equipment reasonably suited to the tasks assigned to them.

     4.   Charges for Services.

     4.1 ASV shall pay Caterpillar for the Services supplied under this Agreement a fee equal to Caterpillar's fully-loaded cost plus a 10% administrative surcharge or such other fee as the parties may agree upon.

     4.2 Fully Loaded Cost. For purposes of Section 4.1, the term "fully-loaded cost" shall be computed at the same rates and in the same manner as Caterpillar charges or would charge its internal divisions and subsidiaries for like or similar services rendered, in accordance with its normal practices and policies in effect from time to time, together with all out-of-pocket expenses incurred by Caterpillar, including without limitation, all travel, housing, relocation and subsistence expenses of Caterpillar's personnel directly related to the rendering of Services to ASV.

     4.3 Invoicing, Payment and Record Keeping. Caterpillar shall invoice ASV by the tenth day of each month for Services performed during the preceding month, if any. ASV shall pay Caterpillar's invoice within 45 days of receipt. Caterpillar shall keep reasonable records as evidence of the above costs for a period of not less than 3 years and shall allow ASV to examine such records at reasonable times.

     5.  Indemnification.

     5.1 ASV. ASV shall defend, indemnify and hold Caterpillar, its Affiliates, and its and their directors, officers, and employees, agents and representatives harmless against any and from all claims, demands, suits, liabilities, loss, damage, cost and expense of whatsoever nature, (including costs of defense, settlement and reasonable attorneys' fees and expenses) which arise from or are in any way connected with any bodily injury or death of any person or destruction of or damage to property, resulting from or allegedly resulting from or attributable to ASV's performance of its obligations under this Agreement, except if caused by Caterpillar's willful misconduct or negligence.

     5.2 Caterpillar. Caterpillar shall defend, indemnify and hold ASV, its Affiliates, and its and their directors, officers, and employees, agents and representatives harmless against any and from all claims, demands, suits, liabilities, loss, damage, cost and expense of whatsoever nature, (including costs of defense, settlement and reasonable attorneys' fees and expenses) which arise from or are in any way connected with any bodily injury or death of any person or destruction of or damage to property, resulting from or allegedly resulting from or attributable to Caterpillar's performance of its obligations under this Agreement, except if caused by ASV's willful misconduct or negligence.

     6.  Warranty; Responsibility of Parties.   Caterpillar warrants that it
possesses the skill, expertise and experience necessary to perform the Services; however, Caterpillar makes no warranty, express or implied, as to the result the Services will have on ASV's operations or business. In particular, nothing in this Agreement shall be construed to mean

     6.1 Caterpillar has assumed any obligation to increase ASV's sales or profits or otherwise to guarantee the success of ASV's operations;

     6.2  Caterpillar has assumed any financial obligation to ASV;

     6.3 The creation of any relationship of employment between ASV and employees or consultants of Caterpillar or its Affiliates;

     6.4 Caterpillar has assumed any responsibility for the work performed by outside suppliers employed by ASV at the suggestion or recommendation of Caterpillar; or

     6.5  the delegation of any function or authority of ASV to Caterpillar;

it being understood that Caterpillar will make recommendations and offer advice pursuant to this Agreement but that complete responsibility for all decisions with respect thereto shall rest with ASV.

     7.   Limitation of Liability.

     7.1 In providing the Services, Caterpillar shall not (a) be liable for any action it takes or refrains from taking (i) in good faith without negligence or willful misconduct, (ii) in accordance with the directions of ASV, or (b) be liable for any act or omission of any third party, including, without limitation, insurance carriers. Except with respect to any claim that Caterpillar breached Section 9, on no account shall Caterpillar be liable to ASV for any indirect, special or consequential damages, losses or expenses (which shall be deemed to include all lost or anticipated revenues or profits, goodwill or competitive advantage) or any exemplary or punitive damages arising from any claim relating to this Agreement or any of the Services, whether such claim is based on warranty, contract, tort (including negligence or strict liability) or otherwise.

     7.2 Caterpillar's liability (whether in contract, tort, negligence, strict liability, fiduciary relationship, equity, or otherwise) to ASV or to any third party concerning performance or nonperformance by Caterpillar, except for Caterpillar's breach of Section 9, under or in any manner related to this Agreement shall not, in the aggregate, exceed $1,000,000.

     7.3 The limitations, exclusions and allocations of liability contained in this Agreement represent the agreed and bargained-for understanding of the parties based upon the level of risk to ASV and Caterpillar associated with their respective obligations hereunder and the fees to be incurred by ASV and the payments to be made to Caterpillar. ASV acknowledges that Caterpillar's fees for the Services reflect such limitations, exclusions and allocations of liability. ASV shall in all events remain responsible for managing its business, including the effects upon its business of Caterpillar's performance or nonperformance under this Agreement. Each party shall use commercially reasonable efforts to mitigate the other party's liability under this Agreement.

     8.  Term.

     8.1 This Agreement shall come into effect as of the date hereof and remain in effect indefinitely; provided, however, that:

          8.1.1 either party may terminate this Agreement without cause upon not less than six (6) months' prior written notice to the other party; and

          8.1.2 If either party fails to perform this Agreement in any material respect (and does not remedy such failure to the complete satisfaction of the non-defaulting party, within sixty (60) days after written notice thereof has been sent to the other party) or becomes insolvent, bankrupt or consents to the appointment of a trustee or receiver, or if any trustee or receiver is appointed for the greater part of either party's properties without the consent of that party and such trustee or receiver is not discharged within sixty (60) days, or if any bankruptcy, reorganization, arrangement or liquidation proceedings are instituted by either party or if instituted against either party are consented to by it or permitted to remain undismissed for sixty (60) days, or if either party's shares, management, ownership or substantially all of any party's property is confiscated, nationalized, expropriated or otherwise taken by any government action, then, in such event, the other party may terminate this Agreement immediately upon written notice.

     9.   Confidential Information.

     9.1 "Confidential Information" means all trade secrets, confidential knowledge, and proprietary data of any kind or nature whatsoever relating to this Agreement, or the businesses of either party and its Affiliates. Confidential Information also shall include any information prepared or developed by a party in connection with this Agreement, which reflects, interprets, evaluates, includes or is derived from the Confidential Information of another party. Confidential Information, by way of example, but not by way of limitation, shall include, but not be limited to, technical specifications, diagrams, discoveries, economic models, pro forma and other financial information, designs, business opportunities, cost and pricing data, records, customer lists, and engineering, manufacturing, and marketing know-how. Confidential Information does not include information which (i) was generally known or available to the public at the time of its disclosure hereunder, or which after such disclosure became generally known or available to the public, provided that such disclosure was made or occurred through no fault of the Receiving Party (defined below) or its Affiliates, or their officers, directors, or employees; (ii) was in the possession of the Receiving Party prior to its disclosure hereunder; (iii) was known by the Receiving Party at the time of its disclosure hereunder or was independently developed at any time by the Receiving Party without reference to the Disclosing Party's Confidential Information; (iv) is required to be furnished pursuant to law or legal process; or (v) is rightfully obtained, subsequent to its disclosure hereunder, by the Receiving Party or its Affiliates from a third party who is lawfully in possession of such information and who is not under an obligation of confidentiality to the Disclosing Party (defined below).

     9.2 The party that discloses Confidential Information shall be referred to as the "Disclosing Party".

     9.3 The party that receives Confidential Information shall be referred to as the "Receiving Party".

     9.4 The parties shall maintain the secrecy of Confidential Information as follows:

          9.4.1 In connection with performance of this Agreement, the parties may disclose to one another certain Confidential Information.

          9.4.2 The Receiving Party shall hold the Disclosing Party's Confidential Information in strictest confidence and trust and shall use the Confidential Information only in connection with purposes of this Agreement. The Receiving Party shall not disclose Confidential Information provided by the Disclosing Party and/or its Affiliates, or the fact that it has been made available to the Receiving Party, except that the Receiving Party may disclose Confidential Information and the fact that it has been provided to those employees, officers, directors, agents, consultants and representatives of the Receiving Party and its Affiliates who have a reasonable need to know such information in connection with the purposes of this Agreement. The Receiving Party shall be liable for any breach of the confidentiality obligation hereunder by any of its Affiliates, or by any of the respective employees, officers, directors, agents, consultants and contractors of the Receiving Party and its Affiliates.

          9.4.3 If the Receiving Party is required by law or legal process to disclose any of the Confidential Information of the Disclosing Party, the Receiving Party shall promptly notify the Disclosing Party in writing so that the Disclosing Party may seek an appropriate protective order or other remedy at the sole cost of the Disclosing Party. If no such protective order or other remedy is obtained, the Receiving Party shall furnish only that portion of such Confidential Information that is legally required and will exercise its reasonable efforts to obtain reliable assurances from all parties receiving the designated portions of such Confidential Information that confidential treatment will be accorded such Confidential Information. Notwithstanding any such disclosure, any such Confidential Information so disclosed shall, for all other purposes, continue to be treated as Confidential Information under this Agreement.

          9.4.4 Nothing contained herein shall be construed to obligate either party to disclose to the other any Confidential Information. The disclosure of Confidential Information pursuant to this Agreement, and any prior or future discussions, evaluations or other communications between the parties, shall not confer any right nor impose or create any obligation on the parties other than those expressly agreed to in this Agreement.

          9.4.5 All reports, notes, data, memoranda, records, or other tangible expressions of Confidential Information of the other party, including any electronically stored data, will be returned to the Disclosing Party promptly upon request of such Disclosing Party.

          9.4.6 The confidentiality obligation shall survive expiration or termination of this Agreement for any reason for a period of five (5) years.

     9.5 It is understood and agreed by the parties that each may be irreparably injured by a breach of this Section 9 and that monetary damages may not be a sufficient remedy for any actual or threatened breach of this Section
9. In addition to any remedies available at law, the non-breaching party may also be entitled to equitable relief, including injunction and specific performance.

     10. Notices. When written notice is required by this Agreement, it shall be sent by registered mail, by courier or by such other method as will permit the sender to verify delivery, to the addresses set forth below:

     For Caterpillar:         Caterpillar Inc.
                              Attn: Richard A. Benson, Vice President,
                                      Diversified Products Division
                              100 Northeast Adams Street
                              Peoria, Illinois  61629
                              Telephone: (309) 675-1000
                              Facsimile: (309) 675-4777

     With a copy to:          Caterpillar, Inc.
                              Attn: Henry T. Ames, Associate General Counsel
                              100 Northeast Adams Street
                              Peoria, Illinois  61629-7310
                              Telephone: (309) 675-5628
                              Facsimile: (309) 675-6620

     For ASV:                 A.S.V., Inc.
                              Attn: Mr. Gary D. Lemke
                              840 Lily Lane
                              Grand Rapids, Minnesota  55744
                              Telephone: (218) 327-3434
                              Facsimile: (218) 326-5579

Written notice may also be sent by facsimile to the numbers listed above, but such notice shall not be effective unless the sender receives a return facsimile acknowledging receipt of the notice. Notice shall be deemed received when actually delivered to the recipient as demonstrated by postal records.
Facsimile notice shall be deemed received upon receipt by the sender of an acknowledgement as described above. The addresses and transmittal numbers set forth above can be changed only by written notice, which complies with the requirements of this Section 10.

     11.  Miscellaneous.

     11.1 No Waiver. Any failure of any party to enforce at any time any of the provisions of this Agreement, or any rights or remedies with respect thereto, or to exercise any election herein provided, shall not constitute a waiver of any such provision, right, remedy or election or in any way affect the validity thereof or of this Agreement. The exercise by any party of any of its rights, remedies or elections under the terms of this Agreement shall not preclude or prejudice such party's right to exercise at any other time the same or any other right, remedy or election it may have under this Agreement. The rights of termination provided herein are in addition to any other right, remedy or election a party may have hereunder or at law or in equity, including the right to sue for breach without terminating this Agreement.

     11.2 Force Majeure. No failure or omission by either party in the performance of any of its obligations under this Agreement shall be deemed a breach of this Agreement, nor create any liability or give rise to any right to terminate this Agreement, if the same shall arise from or as a consequence of a fire, flood, severe weather or other act of God, war, insurrection, civil disturbance, or any other cause beyond the reasonable control of such party, whether similar to or different from the causes above enumerated, and any such cause shall absolve the affected party from responsibility for such failure to perform said obligation.

     11.3 Entire Amendment; Agreement. This Agreement, including the Exhibits attached hereto or referred to herein, constitutes the entire agreement between the parties and there are no prior understandings, agreements, representations or warranties between the parties relating hereto. No modification or amendment to this Agreement or any of its provisions shall be binding unless contained in a writing signed by both parties.

     11.4 Survival. The provisions of this Agreement shall survive expiration or termination of this Agreement to the extent required for their full observation and performance.

     11.5 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remainder thereof.

     11.6 Applicable Law. This Agreement shall be governed by and subject to the laws of the State of Illinois, without regard to the conflict of laws provisions thereof.

     11.7 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, except that Caterpillar may assign this Agreement to a wholly-owned subsidiary with the consent of ASV, which consent shall not be unreasonably withheld.

     11.8 Relationship. The relationship between Caterpillar and ASV shall be that of independent contractors, and nothing in this Agreement shall be construed to establish a fiduciary, partnership, agency, or joint venture relationship between the parties, or constitute

Caterpillar, its agents and employees as the agents or employees of ASV or to grant them any power or authority to act for, bind or otherwise create or assume any obligation on behalf of ASV for any purpose whatsoever.

     11.9 Announcement. Neither party shall make any announcement concerning the nature and details of this Agreement without the express written consent of the other party.

     11.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

     11.11 Headings. The headings to the sections of this Agreement are solely for convenience of reference, and they shall not govern, limit or aid in the interpretation of any terms or provisions of this Agreement.

     IN WITNESS WHEREOF, Caterpillar and ASV have caused this Agreement to be executed by their respective duly authorized representatives in the manner legally binding upon them as of the date first above written.

Caterpillar Inc.                           A.S.V., Inc.


By:    /s/ Richard Benson                  By:      /s/ Gary Lemke
   ------------------------------             ----------------------------
Richard A. Benson, Vice President          Gary D. Lemke, President